     As filed with the Securities and Exchange Commission on December 30, 1996
                                                              File No. 333-13347


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST EFFECTIVE AMENDMENT NO. 1
                                       TO

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      Under

                           The Securities Act of 1933

                        CREATIVE LEARNING PRODUCTS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

              New Jersey                                    22-2930106
(State or Other Jurisdiction of                            (I.R.S. Employer
Incorporation or Organization)                            Identification No.)

           150 Morris Avenue, Suite 205, Springfield, New Jersey 07081
               (Address of Principal Executive Offices) (Zip Code)

               Employment Agreement dated as of September 25, 1996
                            (Full Title of the Plan)

                               Mr. Peter J. Jegou
                        Creative Learning Products, Inc.
                          150 Morris Avenue, Suite 205
                              Springfield, NJ 07081
                                 (201) 467-0266
            (Name, Address and Telephone Number of Agent for Service)

                                    Copy to:

                             Robert W. Berend, Esq.
                               Gold & Wachtel, LLP
                              110 East 59th Street
                               New York, NY 10022

PROSPECTUS



                        CREATIVE LEARNING PRODUCTS, INC.

                 1,500,000 SHARES OF COMMON STOCK, NO PAR VALUE
                     ISSUABLE UPON THE EXERCISE OF A WARRANT
                             EXPIRING AUGUST 6, 1999


         Peter J. Jegou, the Chairman of the Board, the President, the Chief Executive Officer and a director of Creative Learning Products, Inc. (the "Company"), as listed under the caption "Selling Shareholder" is offering, by this Prospectus, an aggregate of 1,500,000 shares of the Company's Common Stock, no par value (the "Common Stock"), to be issued upon the exercise of a Common Stock purchase warrant expiring August 6, 1999 (the "Warrant") granted pursuant to a written employment agreement dated as of September 25, 1996 (the "Agreement") between the Company and Mr. Jegou (the "Selling Shareholder").

         The Selling Shareholder has advised the Company that, when and if he exercises the Warrant, he may, from time to time, offer to resell, by this Prospectus, the foregoing 1,500,000 shares at the prices then prevailing in the over-the-counter market or in isolated transactions, at negotiated prices, with institutional or other investors. See "The Selling Shareholder" and "Plan of Distribution." The Company will not receive any proceeds from the sales by the Selling Shareholder. The Company will, however, receive $875,000 in gross proceeds if the Warrant is exercised in its entirety (1,000,000 shares at $.75 per share and 500,000 shares at $.25 per share).



         The Common Stock is traded in the National Association of Securities Dealers Automated Quotation ("Nasdaq") System as a Nasdaq Small-Cap security. The closing sales price of the Common Stock on December 26, 1996 as reported by the National Association of Securities Dealers, Inc. (the "NASD") on the Nasdaq System was $.46875 per share.



                                                   Underwriting                            Proceeds
                               Price to            Discounts and          Proceeds         to Other
Per Unit Total                 Public              Commissions(2)         to Issuer         Persons
--------------                 --------            -------------          ---------        --------

Per Common Share            $   0.50(1)                   0                  0           $   0.50(1)
Total Common Shares         $750,000(1)                   0                  0           $750,000(1)

(1) Based on the closing sales price on December 26, 1996 of the Common Stock in the Nasdaq System as reported by the NASD.

(2)  Excludes expenses estimated at $5,000.

                           --------------------------

         THE SECURITIES OFFERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY ANYONE WHO CANNOT AFFORD THE LOSS OF HIS, HER OR ITS ENTIRE INVESTMENT. SEE "RISK FACTORS."

                           --------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ----------------------------

         This Prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state.

                         ------------------------------


                The date of this Prospectus is December 30, 1996

                              AVAILABLE INFORMATION


         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the following Web site address: http://www.sec.gov. Because the Common Stock is traded on the Nasdaq System, reports, proxy and information statements and other information concerning the Company can also be inspected by contacting the NASD, Nasdaq Reports Section , at 1735 K Street, N.W., Washington, D.C. 20006-1506.

         The Company filed with the Commission a Registration Statement on Form S-8, File No. 333-13347 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to with CLPI has offered, and is offering, an aggregate of 1,500,000 shares of the Common Stock upon the exercise of the Warrant granted pursuant to the Agreement.

         This Prospectus, which is a reoffer prospectus (as such term is defined in General Instruction C to Form S-8 under the Securities Act), relates to the resale by the Selling Shareholder of up to an aggregate of 1,500,000 shares of the Common Shares, which constitute control securities (as such term is defined in General Instruction C to Form S-8 under the Securities Act), when and if issued upon the exercise of the Warrant under the Agreement. The Warrant by its terms does not become exercisable until February 7, 1997; however, the Board of Directors authorized on November 29, 1996 that the Selling Shareholder may exercise the Warrant prior thereto as to 500,000 shares at a reduced exercise price of $.25 per share.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company hereby incorporates by reference in this Prospectus the following reports of the Company filed pursuant to Sections 13 and 14 of the Exchange Act:

         1.       Annual Report on Form 10-KSB for the fiscal year ended May 31,
                  1996;

         2.       Quarterly Report on Form 10-QSB for the quarter ended August
                  31, 1996;

         3. Notice of Annual Meeting of Shareholders and Proxy Statement dated December 22, 1993; and

         4.        Form 8A dated April 25, 1989.

         All reports and definitive proxy or information statements filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in the Prospectus (not including exhibits to such information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Requests for such copies should be directed to Creative Learning Products, Inc., Attention:
Walter J. Krzanowski, Treasurer, 150 Morris Avenue, Suite 205, Springfield, NJ 07089, Telephone: (201) 467-0266.

         No person has been authorized by the Company to give any information or to make any representation other than as contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any distribution of the shares of the Common Stock underlying the Warrant under the terms of the Agreement (which constitutes the plan) shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.


                                   THE COMPANY

         The Company was incorporated on August 31, 1988 under the laws of the State of New Jersey. The Company's principal executive offices are located at 150 Morris Avenue, Springfield, New Jersey 07081 and its telephone number is
(201) 467-0266.

         The Company provides management and administrative services to its wholly-owned subsidiaries. The Company and its operating subsidiaries are collectively referred to herein as "CLP."

         Since February 1994, the Company has been engaged in the process of attempting to convert CLP from an entity only offering a line of children's products and writing instruments into an entity which primarily would be offering gaming facilities and equipment, a hotel convention center, a theme park and a time sharing facility and entertainment to its customers. Management intends that the primary future focus of CLP will be on various gaming projects conducted on behalf of the Company through Creative Gaming International , Inc. ("Creative Gaming"), a wholly-owned subsidiary of the Company incorporated in March 1994, or CGI, Inc. ("CGI"), a wholly-owned subsidiary of the Company incorporated in December, 1996. The two principal pending projects are (1) refurbishing a vessel on which gaming would be conducted outside the territorial waters of the United States and on which entertainment may also be offered (the "Gaming Vessel Project") and (2) managing a Native American Indian gaming facility and/or opening a hotel/convention center, a theme park and a time sharing facility (the "Branson Project"). The Company has allocated the Branson Project to Creative Gaming and the Gaming Vessel Project to CGI. Should additional gaming opportunities arise in the future, even of a similar type, as to which there can be no assurance, the Company may incorporate other subsidiaries to conduct these new gaming ventures. Assuming that, where required, definitive agreements are executed and that CLP obtains necessary approvals and adequate financing, as to none of which there can be any assurance, management believes that the earliest project (i.e., the Gaming Vessel Project) will not begin to produce revenues for CLP until September of 1997 at the earliest and that most projects (as, for example, the Branson Project) will take approximately one or two years to produce revenues, if not longer.

         CLP has operated at a loss and management believes that the prospective gaming projects are the means to achieve profitability. There can be no assurance as to when and if such goal will be achieved.

                                  RISK FACTORS

         The shares of the Common Stock offered hereby are speculative and involve a high degree of risk. Therefore, each prospective investor should consider very carefully the various risks and speculative factors inherent in, and affecting, the business of CLP prior to the making of an investment in the Company. Purchase of the Common Stock is not recommended for an investor who does not have sufficient financial means to sustain the loss of his, her or its entire investment. Among the risks involved in an investment in the Company are the following:

OPERATIONS

         1. HISTORY OF LOSSES. CLP incurred net losses of $2,008,478 for its fiscal year ended May 31, 1996 ("fiscal 1996"), $6,037,744 for its fiscal year ended May 31, 1995 ("fiscal 1995") and $4,531,852 (of which $3,240,834 was from continuing operations) for its fiscal year ended May 31, 1994 ("fiscal 1994"). It incurred a net loss of $540,786 for the three months ended August 31, 1996 as compared with a net loss of $491,175 for the three months ended August 31, 1995. Although management will attempt to make its current operations operate on a profitable basis in the balance of the fiscal year ending May 31, 1997 ("fiscal 1997"), even assuming that this result will be achieved, which is not deemed likely, the revenues therefrom will not, in management's opinion, be sufficient to offset the expenses required to continue developing the proposed gaming operations and to meet the corporate overhead required to operate a public company. Accordingly, in management's opinion, CLP will continue to operate at a loss for the balance of fiscal 1997 and, because of the expected delay in obtaining revenues from its prospective gaming operations as discussed in the next paragraph, probably some time into the fiscal year ending May 31, 1998 ("fiscal 1998"), if not longer. There can be no assurance as to when, if at all, CLP will become profitable. See "Need for Financing" under this caption "Risk Factors".

         Management is of the opinion that each of the proposed gaming facilities, if successfully implemented, could result in significant revenues of a magnitude CLP's current operations would never produce and, as a result, CLP would ultimately achieve profitability. However, because of the time and expense involved in obtaining the necessary governmental approvals, particularly those to operate a Native American Indian gaming facility, the substantial construction requirements to open all of the Branson Project facilities, the time delays inherent in opening any new operation before it becomes profitable and the other factors discussed in this Prospectus, management is of the further opinion that it is too speculative and too early to project when and if the Gaming Vessel Project and/or the Branson Project will contribute on a positive basis to CLP's results of operations, both as to profitability and cash flow from operations.

         2. NEED FOR FINANCING. Management has sold, and believes that the Company will sell, and will sell during fiscal 1997, debt and equity securities and will have exercises of warrants and/or options as described in the succeeding paragraph in an amount sufficient to fund CLP's operations for at least the balance of fiscal 1997. Because the Company has, in management's opinion, already raised sufficient funds to cover the anticipated shortfall in cash flow from CLP's existing operations, it is implementation of the contemplated gaming proposals, both in fiscal 1997 and fiscal 1998, that will require the Company to seek additional financing. See "Material Changes." There can be no assurance, however, that the Company will effect the contemplated securities sales, have outstanding Common Stock purchase warrants and stock options exercised or that other sources of funding will be available or, if obtained, that it will be on favorable terms. If financing is required and not available, CLP may lose the gaming projects which management deems necessary to reverse the operational losses. Even if the financing is made available on favorable terms, there can be no assurance that the gaming projects will be successfully implemented and thus CLP achieve the goal of profitability.

         If all of the shares of the Common Stock issuable upon the exercises of the outstanding Common Stock purchase warrants (the "Other Warrants") and the outstanding stock options (the "Options") as to which the Company intends to file a registration statement under the Securities Act (the "Other Registration Statement") were issued upon exercise, the Company would receive gross proceeds of $8,683,771, thereby alleviating any possible cash resources problem in fiscal 1997 and probably well into fiscal 1998. The Company would receive gross proceeds of

$6,502,583 if all other outstanding Common Stock purchase warrants as to which the underlying shares of the Common Stock are not to be offered by the Other Registration Statement (the "Additional Warrants"), including the Warrant, were exercised. However, because there can be no assurance that any of the Warrant, the Other Warrants, the Additional Warrants and the Options will be exercised or as to when the exercises will occur, the Company may not be able to rely solely on the exercises of the Warrant, the Other Warrants, the Additional Warrants and the Options as a source for financing.

         3. POTENTIAL LOSS OF BRANSON PROJECT INVESTMENTS. Creative Gaming has acquired sites in Christian County, Missouri for which it paid, or has become obligated to pay, an aggregate of $2,410,452. Unless Creative Gaming is able to successfully develop a hotel/convention center, a theme park and/or a time sharing facility on such sites, or in the alternative, is able to resell such sites for more than the purchase prices, as to neither of which there can be any assurance, CLP's remaining investment could be lost.

         4. GAMING VESSEL GOVERNMENTAL REGULATIONS. Although the Gambling Ship Act (18 U.S.C. Section 1081 et seq.) and the Johnson Act (15 U.S.C. Section 1171 et seq.) generally make shipboard gambling a crime, and subject shipboard gaming equipment used in violation thereof to forfeiture, gaming is permitted under the Violent Crime Control & Law Enforcement Act of 1994 (18 U.S.C. Section 1801) if the U.S. flag vessel sails out of the state's port on a voyage to nowhere, with gambling occurring while outside the territorial waters of the United States, and then returns to the same port. Although states are permitted to legislatively opt out, so that CGI may be prohibited from this type of gambling operation in certain jurisdictions, CGI will seek to operate out of a site or sites in Florida and/or New York, which States have not opted out. However, CGI may have to obtain approval under state or local regulations relating to the docking facility or to obtain approvals from the state or local government as the landlord of the docking facility. There can be no assurance that CGI will obtain any of these state or local approvals or how long the approval process will take.

         5. INDIAN GAMING GOVERNMENTAL REGULATIONS. The Indian Gaming Regulatory Act of 1988 ("IGRA") provides a frame work for the regulation of Class II and Class III gaming facilities on Indian Land (as such term is defined in IGRA). Before Class III gaming may be conducted by a Native American Indian Tribe on Indian Land, IGRA requires that the tribe and the state where the Indian Land is located negotiate a tribal/state compact authorizing gaming on the tribe's land. The two sites initially intended by Creative Gaming to be used for that purpose (only one of which is still under consideration) are both located in the State of Missouri. Tribal/state compacts specify how Class III gaming is to be conducted. A tribal/state compact is not required for Class II Gaming. Class II gaming includes bingo and bingo-type games, while Class III gaming includes roulette, all types of table games and slot machines.

         The Company believes that the management and operation of Class III casinos present significantly greater revenue opportunities than Class II facilities and, accordingly, Creative Gaming will seek to open the remaining facility on such basis; however, although the Company believes that approval will be obtained, there can be no assurance that the Eastern Shawnee Tribe of Oklahoma (the "Tribe") with which CGI has a management agreement will be able to reach an agreement with the State of Missouri for Class III gaming on the proposed site.

         Native American Indian gaming is extensively regulated by federal, state and tribal governments and additional regulatory developments are expected. Failure of Creative Gaming to comply with applicable laws and regulations could result in the failure to receive approval initially for gaming or, if approved, could result in the termination of any gaming management agreement to which Creative Gaming is a party. Creative Gaming's management agreement with the Tribe on the land to be dedicated to the United States Government in trust for the Tribe near Seneca, Missouri (the "Seneca Facility") is subject to approval, regulation, and oversight by the Bureau of Indian Affairs, the United States Department of Interior and the National Indian Gaming Commission ("NIGC").

         Even if the Seneca Facility is approved for gaming, the development and management of gaming facilities on Indian Land is subject to extensive licensing requirements and there can be no assurance that Creative Gaming will be able to obtain all necessary licenses and approvals from regulatory authorities having jurisdiction over the site. The failure of CGI to meet the conditions of a license, or to obtain a license for the site, or the suspension or non-renewal of any such license would have a material adverse effect on CGI and, accordingly, on CLP.

         6. SPECIAL RISKS RELATING TO TRANSACTIONS WITH NATIVE AMERICAN INDIAN TRIBES. An investment in Native American Indian gaming facilities on any site involves numerous special risks not associated with other gaming facilities. Advances made by Creative Gaming (which it has obtained, and will obtain, from the Company) to develop, construct and equip a Native American Indian gaming facility will not result in ownership by, or any security interest in favor of, Creative Gaming in any facilities located on Indian Land, including the land itself. Repayment of any funds advanced by Creative Gaming to the Tribe, or on behalf of the Tribe, in connection with the development of a gaming facility, and any additional return from participation in payments made under the gaming management agreement, will depend upon (a) the ability to obtain regulatory approval of the management agreement and (b) the successful development and operation of such gaming facility. In addition, Native American Indian tribes are sovereign nations and are, accordingly, generally immune from legal proceedings commenced in state or federal courts, and congressional policy has mandated limited liability of Native American Indian tribes.

         During the development of the Tribe's gaming operations, the Tribe will be in need of financing and it will become necessary for the Company to provide through Creative Gaming loan financing to the Tribe to permit desired start-up activities and limited operations during the period of review prior to completing the regulatory approval process. The Company, in advancing these funds through Creative Gaming to the Tribe, assumes a high risk that the underlying agreement to repay the loan may not be enforceable or that the Tribe would be unable to repay the loan in the event the related management agreement is not approved.

         If the Tribe were to breach a management agreement or otherwise seek to terminate a management agreement or tribal gaming license, Creative Gaming's and, as a result, the Company's sole recourse to collect indebtedness or money damages may be to attach undistributed and/or future proceeds, if any, from the operation of the Tribe's gaming facilities. If gaming operations fail to develop or, if developed, cease to operate for any reason, Creative Gaming's and, therefore, the Company's prospects of receiving payments for damages or repayments of any advances made to, or on behalf of, the Tribe or any portion of payments due under the related management agreement are minimal. Accordingly, there is no guarantee that the Company will be able to recover the significant funds expected to be advanced by the Company through Creative Gaming to the Tribe for the development, construction and furnishing of the gaming facility. In addition, there can be no certainty that the management agreement for the Seneca Facility, if approved and implemented, would be renewed beyond its initial term of seven years.

         7.       COMPETITION

         Gaming

         The gaming industry, including the operation of gaming vessels and the development, operation and management of land-based casinos, is highly competitive, especially given the rapid rate at which the industry is expanding. Creative Gaming 's proposed gaming activities will compete with other forms of gaming and with other entities for gaming opportunities. Any gaming facilities developed, operated or managed by Creative Gaming or CGI will compete with gaming facilities of varying quality and size that already exist or may be built in the future, including gaming facilities that are part of national or regional chains. The Company believes that the majority of the companies in the gaming industry have available to them substantially greater financial resources and have more experienced personnel than the Company's officers. See the section "Lack of Experience" under this caption "Risk Factors." Competition in the future may be affected by periodic overbuilding, which can adversely affect patronage levels, changes in local market conditions, changes in regional and local population and disposable income characteristics and changes in travel patterns and preferences.

         In addition to local competition in the State of Florida where CGI may seek to dock a gaming vessel and in the State of Missouri where Creative Gaming has an agreement to manage a gaming facility, assuming appropriate governmental approvals are obtained and other problems relating to the Branson Project are resolved, Creative Gaming or CGI will also compete with well established gaming operations in various states, including Colorado, Connecticut, Illinois, Louisiana, Minnesota, Mississippi, Nevada, New Jersey and South Dakota. It is likely that other states will also approve various forms of gaming, both Native American Indian and non-Indian, that will compete with Creative Gaming or CGI. The legalization or expansion of gaming in other states may generate additional competition that could have a material adverse effect upon CGI's or Creative Gaming's proposed gaming operations in the States of Florida and/or New

York and Missouri, respectfully. Creative Gamin and CGI will also compete with other forms of gaming, including pull tab games, card clubs, parimutuel betting on horse racing and dog racing and state-sponsored lotteries. Finally, Creative Gaming and CGI will compete with other non-gaming forms of entertainment.

         Other Operations

         Assuming that Creative Gaming will open a theme park, management recognizes that such operation will compete with the Disney, Six Flags and other well established theme parks in the United States, many of which have greater financial resources than Creative Gaming will have even if the Company raises the required financing, as to which there can be no assurance. Management also recognizes that there will be substantial competition for the other contemplated operations of the Branson Project. Management believes, however, that the contemplated hotel/convention center, theme park and the time sharing facility, if opened, will be added attractions to produce revenues from persons otherwise attracted by the other entertainment attractions of Branson, Missouri not operated by Creative Gaming. Management particularly believes that opening time sharing facilities on the property acquired in Christian County, Missouri will be an attractive investment, even though there are four time share facilities already in the Branson area, because of its proximity to the Branson entertainment center even if no other aspect of the Branson Project were opened. There can be no assurance, however, that the Company will obtain the necessary financing or that management's expectations as to revenues will be realized and, if realized, when.

         8. LACK OF EXPERIENCE. Although Creative Gaming and CGI plan to retain experts in gaming (including North American Indian gaming) and land development, current management has not developed or managed any gaming facility prior to the date of initiating the gaming project. CLP has been using the services of a consultant with gaming experience in the Trump Organization and intends to seek a person experienced in gaming to serve as the President of Creative Gaming and CGI and as a director of the Company, who will play an active role also in the management of Creative Gaming and CGI. There can be no assurance that any such person will be obtained and, if obtained, when.

         9. NEED FOR ADDITIONAL PERSONNEL. CLP will be required to recruit and obtain a significant number of management, administrative and other employees for the ownership, development and management of all phases of the gaming projects.

COMMON STOCK

         1. POSSIBLE DELETION FROM THE NASDAQ SYSTEM. As of May 31, 1995, the Company did not meet the Nasdaq maintenance requirement of capital and surplus of at least $1,000,000 (i.e., it had stockholders' equity of $941,296) for continuance of the Common Stock in the Nasdaq System and had to seek a temporary exception from the NASD. However, as of August 31, 1995, the Company met such criteria. On October 19, 1995, the NASD notified the

Company that it was in full compliance with all of the NASD's maintenance criteria for continued listing of the Common Stock in the Nasdaq System. As of August 31, 1996, the Company met all of the maintenance requirements.

         If the Common Stock is delisted from the Nasdaq System at a later date because of a failure then to comply with the NASD's maintenance criteria, the Common Stock would continue to be traded in the over-the-counter market and reported in the NASD's OTC Bulletin Board or in the "pink sheets" as reported by the National Quotation Bureau, Inc. If the Common Stock is so deleted from the Nasdaq System and if, at such time, its bid price is below $5.00 per share (the bid price has been consistently below $5.00 per share since the quarter ended November 30, 1994), the security would become subject to Rule 15g-9 promulgated under the Exchange Act, which Rule imposes additional sales practices requirements on a broker-dealer which sells Rule 15g-9 securities to persons other than the broker-dealer's established customers and institutional accredited investors (as such term is defined in Rule 501(a) under the Securities Act). For transactions covered under Rule 15g-9, the broker-dealer must make a suitability determination of the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. In addition, broker-dealers, particularly if they are market makers in the Common Stock have to comply with the disclosure requirements of Rules 15g-2, 15g-3, 15g-4, 15g-5 and 15g-6 under the Exchange Act unless the transaction is exempt under Rule 15g-1. Consequently, if the foregoing events occur, Rule 15g-9 and these other Rules may adversely affect the ability of broker-dealers to sell or to make markets in the Common Stock and also may adversely affect the ability of purchasers in this offering and the Selling Shareholder to sell their shares in the secondary market.

         2. ADVERSE IMPACT OF ADDITIONAL SHARES. The possible offer in the over-the-counter market by shareholders of up to approximately 3,500,000 shares of the Common Stock, all of which will be registered under the Securities Act in the other Registration Statement for issuance by the Company or for resale by selling shareholders, and the possible offer, both pursuant to the Other Registration Statement and otherwise, of up to 16,159,880 shares of the Common Stock by the holders who or which exercise the Warrant, the Other Warrants, the Additional Warrants or the Options would, in the opinion of management, if a significant number of shares were offered at the same time, likely have an adverse effect on the market price for the Common Stock. In addition, if the market price were to decline because of such offerings, management is of the opinion that such development may also adversely affect the ability of the Company to raise additional capital in the equity markets at prices and at times favorable to the Company.

         3. INSUFFICIENT AUTHORIZED SHARES. As of December 23, 1996, there were 25,000,000 shares of the Common Stock authorized, of which 17,898,727 were outstanding, and 16,237,617 shares reserved for issuance. Accordingly, there were 9,136,344 excess shares to be issued based on the reserve and including the 150,000 shares held in escrow and which may be cancelled under certain circumstances. Although the Company intends to call a meeting of stockholders to authorize additional shares of the Common Stock, there can be no assurance that such authorization will have been approved by shareholders at the time holders of the Other Warrants, the Additional Warrants and the Options seek to exercise. If the 25,000,000 authorized shares have become outstanding, any such holder will have to wait on consummation of any such holder's exercise until the additional share authorization is effected, as to which there can be no assurance, particularly as to the timing thereof. Such a delay would adversely affect the Company receiving proceeds necessary to conduct its gaming operations. See the section "Need for Financing" under this caption "Risk Factors" and "Description of Securities-Common Stock."

         4. DIVIDENDS. In view of the cash requirements of CLP with respect to its current and contemplated operations and the current and anticipated operational losses, the Company does not intend to pay dividends on the Common Stock in the foreseeable future. See "Description of Securities-Dividends."

         5. ONLY TWO DIRECTORS. Although the Company intends to add additional directors prior to, or in connection with, the holding of the Annual Meeting of Shareholders in February or March 1997, only Peter J. Jegou and Carol A. Kulina-Jegou, who are husband and wife and who have served as directors since the Company's incorporation in 1988, currently serve as directors. There can be no assurance that additional directors will be added.


                                MATERIAL CHANGES

         On November 13, 1996, CGI acquired, for $465,000, a hull which will be refurbished as a gaming vessel to initiate the Gaming Vessel Project. It is estimated that CGI will have to expend $15,000,000 to implement this project, assuming that CGI leases the gaming equipment.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds upon any sales by the Selling Shareholder of the 1,500,000 shares of the Common Stock. The Company will receive gross proceeds of $875,000 upon the exercise of the Warrant in its entirety (1,000,000 shares at $.75 per share and 500,000 shares at $.25 per share). Because the Selling Shareholder may exercise the Warrant from time to time at his discretion, so that there is no certainty as to when such exercises will occur, any proceeds received upon exercise will be added to working capital.


                              PLAN OF DISTRIBUTION

         The Selling Shareholder has advised the Company that, when and if he exercises the Warrant, he may, from time to time, offer these shares at the prices then prevailing in the over-the-counter market or in isolated transactions, at negotiated prices, with institutional or other investors and that he has not engaged, and will not engage, any underwriter to act for him, although sales may be effected for such holder through his personal broker-dealer. Such sales may be made by delivery of this Prospectus or, if the shares of the Common Stock covered by this Prospectus hereafter qualify for sale pursuant to Rule 144 under the Securities Act, such shares may be sold under Rule 144 rather than pursuant to this Prospectus. See "the Selling Shareholders."

         The shares of the Common Stock offered by the Selling Shareholder, may be sold pursuant to this Prospectus by one or more of the following methods, without limitation: (a) a block trade on which the broker-dealer so engaged will attempt to sell the shares of the Common Stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between the Selling Shareholder and purchasers without a broker-dealer. In effecting sales, a broker-dealer engaged by the Selling Shareholder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Shareholder in amounts to be negotiated immediately prior to sale. Brokers or dealers and any participating brokers or dealers acting as described in this paragraph may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales.

         Upon the Company being notified by the Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of the Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplemented Prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing (a) the name of each such broker-dealer,
(b) the number of shares involved, (c) the price at which such shares were sold,
(d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (e) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented, and (f) other facts material to the transaction.



                             THE SELLING SHAREHOLDER

         Peter J. Jegou, the Selling Shareholder, is the holder of the Warrant pursuant to the Agreement and the Chairman of the Board, the President, the Chief Executive Officer and a director of the Company. He has advised the Company that he will have sole investment power and sole voting power with respect to his shares of the Common Stock when the Warrant is exercised.

         Because this is a reoffer prospectus (as such term is defined in General Instruction to Form S-8 under the Securities Act) and because the Selling Shareholder may be deemed to be an

"underwriter" within the meaning of Section 2(11) of the Securities Act, the Company has advised the Selling Shareholder of the requirement under the Securities Act that any broker-dealer acting for him, must deliver a copy of this Prospectus in connection with any sale by him of shares of the Common stock registered hereunder. The Company has also undertaken if, in the future in the opinion of the Company, this Prospectus no longer complies with Section 10(a)(3) of the Securities Act, the Company will advise the Selling Shareholder of this opinion, will request that the Selling Shareholder cease use of this Prospectus and will confirm the Company's then intention to amend the Registration Statement in order to effect such compliance. The Company, its officers and directors and the Selling Shareholder are obligated to take such steps as may be necessary to ensure that the offer and sale by such parties of the 1,500,000 shares of the Common Stock offered by this Prospectus (the "Distribution") shall comply with the requirements of the federal securities laws, including Rule 10b-6 (the "Rule") and other applicable anti-manipulation provisions of the Exchange Act.

         In general, Rule 10b-6 under the Exchange Act prohibits any person connected with the Distribution from directly or indirectly bidding for, or purchasing for any account in which he, she or it has a beneficial interest, any shares of the Common Stock or any right to purchase shares of the Common Stock or rights to purchase shares of the Common Stock, until after he, she or it has completed his, her or its participation in the Distribution. Any person connected with the Distribution is subject to a nine-business-day waiting ("cooling-off") period prior to his, her or its commencement of offers or sales of his, her or its securities.

         Because the Selling Shareholder will be subject to the anti-manipulation provisions of Rule 10b-6, the Company has explained to him his obligations under the Rule which begins two days prior to the commencement of any distribution and continuing throughout the period until his offers and sales terminate.

         Unless granted an exemption by the Commission from Rule 10b-6, any soliciting broker-dealers will be prohibited from engaging in any market making activities in the Company's securities for the period from two business days prior to any solicitation activity or the termination of any right that the underwriter and soliciting broker-dealers may have to receive a fee for the exercise of warrants following such solicitation. As a result soliciting broker-dealers may be unable to continue to provide a market for the Company's securities during certain periods while the Warrant is exercisable.

         The Company is bearing all costs relating to the registration of the shares of the Common Stock offered by this Prospectus (other than fees and expenses, if any, of counsel or other advisers to the Selling Shareholder). Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the Common Stock will be borne by the Selling Shareholder selling such shares.

         The following table indicates, the shares of the Common Stock beneficially owned by the Selling Shareholder as of December 23, 1996, the shares which he is offering pursuant to this Prospectus and the shares to be owned after the offering. The table also discloses the percentage of beneficial ownership of the Selling Shareholder before and after the proposed sale pursuant to this Prospectus.


                                                                                     Percentage
                                                                                   of Beneficial
                                         Number of Shares                          Ownership(1)
Name and Address               --------------------------------------           --------------------
of Selling                     Before                           After           Before         After
Shareholder                    Sale              Offered        Sale            Sale           Sale
----------------               ------            -------        -----           ------         -----
Peter J. Jegou                 2,247,707(2)      1,500,000      747,707         11.3%          3.8%
150 Morris Avenue
Springfield, NJ 07081

-------------------------

          1. The percentages computed in this column of the table are based upon 17,898,727 shares of the Common Stock outstanding as of December 23, 1996 and effect being given, where appropriate, pursuant to Rule 13d-3(d)(3)(i) under the Exchange Act, to shares issuable upon the exercise of warrants and options which are currently exercisable or exercisable within 60 days of November 29, 1996 except as indicated in Note (2) to the table. Effect is given to the antidilution provisions of the Other Warrant described in Note 2(f) below as of November 29, 1996.

           2. The shares reported in the table as being beneficially owned include (a) 1,500,000 shares issuable upon exercise of the Warrant, (b) 125,000 shares issuable upon the exercise of an Option expiring on May 18 1994, (c) 150,000 shares issuable upon the exercise of an Option expiring on November 6, 1999, (d) 50,000 shares issuable upon the exercise of an Option expiring on November 6, 1999, (e) 16,000 shares issuable upon the exercise of an Other Warrant expiring one year after the effective date of the Other Registration Statement and (f) 225,757 shares issuable upon the exercise of an Other Warrant expiring on April 29, 1998. When and if he exercises the Warrant, he will offer the underlying shares (an aggregate of 1,500,000 shares) pursuant to this Prospectus. The shares reported in the table as being beneficially owned do not include (a) 3,856 shares to be issued to Mr. Jegou in lieu of any claim by him to accumulated and unpaid dividends on the Company's Series A Preferred Stock, 51,412 shares of which he converted as of May 31, 1994 into 12,853 shares of the Common Stock and (b) 350,000 shares issuable upon the exercise of the Option expiring on November 6, 1999 as to which the Option is not currently exercisable or exercisable within 60 days of December 23, 1996. The shares also do not include 170,000 shares and 50,000 shares issuable upon the exercise of an Option beneficially owned by Carol A. Kulina Jegou, who is the Secretary and a director of the Company and Mr. Jegou's wife. Mr. Jegou and Ms. Kulina-Jegou disclaim beneficial ownership in each other's shares.


                            DESCRIPTION OF SECURITIES

GENERAL

          The Company believes that the following description of the outstanding securities of the Company describes the material terms thereof. Copies of the Certificate of Incorporation which is the governing document for the Common Stock and the Preferred Stock, and the warrant agreement which is the governing document for the Warrant are incorporated by reference, as exhibits to the Registration Statement.

COMMON STOCK

          The Company's Certificate of Incorporation currently authorizes 25,000,000 shares of the Common Stock, no par value, and is one of the two classes of capital stock authorized and outstanding. On January 12, 1994, at the Annual Meeting of Shareholders, the shareholders approved amendments to the Company's Articles of Incorporation which (1) effected a one-for-four reverse stock split of the Common Stock by changing the authorized shares from 9,000,000 to 2,250,000 and reclassifying and combining each old share into one-fourth of a new share and (2) then increased the authorized shares from 2,250,000 to 25,000,000. There was no change in the par value of the Common Stock which remained as no par value shares. The changes became effective on January 26, 1994 when an Amendment to the Articles of Incorporation was filed in the State of New Jersey.

          As of December 23, 1996, there were 17,898,727 shares of the Common Stock outstanding, which amount includes to 150,000 shares which are being held in escrow for use in the event that a creditor of a discontinued subsidiary ("Roburn") successfully asserts a claim against the buyer of assets from Roburn which is not satisfied by CLP based on the failure to comply with the bulk sales law and which shares will be canceled if not so used, and there were reserved, as of such date, an aggregate of 16,237,617 shares of the Common Stock, consisting of (1) 15,129,880 shares reserved for the exercise of the Warrant, the Other Warrants and the Additional Warrants (based on the anti-dilution provisions as of November 29, 1996); (2) 1,030,000 shares reserved for the exercise of the Options; (3) 22,997 shares reserved to be issued in lieu of claims to dividends on the Company's Series A Preferred Stock; and (4) 54,740 shares to be issued to trade creditors of Roburn in settlement of their claims or to a former officer of

Roburn. Due to the antidilution provisions in certain of the Other Warrants and Additional Warrants, the number of shares of the Common Stock reserved for issuance may in the future be further adjusted. An aggregate of 34,136,344 shares of the Common Stock would be outstanding if all of the shares reserved as of December 23, 1996 were issued. Because there as only 25,000,000 shares of the Common Stock authorized, the Company will be required to call a meeting of shareholders to increase the number of authorized shares so as to cover at least the 9,136,344 excess shares reserved for issuance. In addition, because of the Company's financing requirements, additional shares will likely be issued, whether made subject to additional Common Stock purchase warrants and stock options or issued directly.

          Each holder of the Common Stock is entitled (1) to one vote for each share held of record, (2) to notice of any meeting of the shareholders of the Company and (3) to a pro rata share of any dividends declared on the Common Stock by the Board of Directors. Upon liquidation of the Company, each shareholder is entitled to share ratably any assets available for distribution after payment of all debts and any distribution in respect of the then outstanding shares of Preferred Stock, of which no shares were outstanding as of December 23, 1996. Shareholders have no preemptive, subscription or conversion rights. All outstanding shares of the Common Stock are, and all shares to be issued upon the exercise of the Warrant will be, fully paid and nonassessable.

NON-CUMULATIVE VOTING

          The holders of shares of the Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares voting for the election of directors of the Company can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of the Company's directors.

DIVIDENDS

          The payment by the Company of all dividends, if any, in the future rests within the discretion of the Board of Directors and will depend, among other things, upon CLP's earnings, its capital requirements, its financial condition and the status of dividends on any outstanding shares of Preferred Stock (of which, as of December 23, 1996, there were none outstanding), as well as other relevant factors. The Company has never paid or declared any dividends. Based upon the Board's current intention of using funds for the gaming projects, to furnish working capital for its other operating subsidiaries, as well as to make acquisitions in related businesses, and the current operational losses, the Company does not contemplate or anticipate paying any dividends on the Common Stock in the foreseeable future.

TRANSFER AGENT

          Continental Stock Transfer & Trust Company, Two Broadway, New York, New York 10004, is the Transfer Agent for the Common Stock.

PREFERRED STOCK

          The other authorized class of capital stock is the Preferred Stock, $1.00 par value (the "Preferred Stock"), consisting of 2,000,000 shares, to be issued in such series and with such designations of rights, preferences, limitations and restrictions as the Board of Directors, prior to the issuance of any such series thereof, may specify. On September 12, 1991, the Company filed a Certificate of Designations designating 1,000,000 of such shares as the Series A 10% Cumulative Convertible Preferred Stock (the "Series A Preferred Stock"). An aggregate of 651,412 shares of the Series A Preferred Stock were subsequently issued. As of December 23, 1996, there were no shares of the Series A Preferred Stock outstanding, the 651,412 shares having been converted prior thereto into 162,853 shares of the Common Stock.

          As of September 1, 1993, the Company had not declared or paid three annual dividends on the Series A Preferred Stock of $.10 per share because they were not legally payable under the Business Corporation Act of the State of New Jersey (the "BCA"). Although the holders were entitled to voting rights, as a class, to elect one director, the holders never sought to exercise such right. In connection with the conversion in December 1993 of 250,000 shares of the Series A Preferred Stock, the Company issued 12,250 shares of the Common Stock in settlement of any claim for accumulated but undeclared and unpaid dividends on such shares of the Series A Preferred Stock. The Company acted because of a conflict between the dividend and conversion provisions of the Certificate of Designations relating to the Series A Preferred Stock. The Company is offering by this Prospectus to the holders of the remaining 331,412 shares of the Series A Preferred Stock (of which 131,412 shares were converted by the holders in May 1994 and 200,000 shares were converted in November 1994) an aggregate of 22,997 shares of the Common Stock in settlement of any claim by such holders for accumulated but undeclared and unpaid dividends. Each holder (including the Selling Shareholder as to 3,856 shares) has agreed to accept such shares following the effectiveness of the Other Registration Statement.

          On August 12, 1994, the Company filed a Certificate of Designations (which was subsequently amended on February 14, 1995) designating 500,000 of the remaining 1,000,000 shares of the Preferred Stock as the Series B 12% Cumulative Redeemable Preferred Stock (the "Series B Preferred Stock"). 200,000 shares of the Series B Preferred Stock were issued in August 1994 in connection with the acquisition of the assets of John Patrick Productions, Inc. In April 1996, the shareholder surrendered its 200,000 shares of the Series B Preferred Stock to the Company, which the Company retired in May 1996. The rights to dividends on the Series B Preferred Stock had been waived by the shareholder since issuance.

          Unlike the Series A Preferred Stock, the Series B Preferred Stock is not convertible into shares of the Common Stock.

         The Series B Preferred Stock is junior to the Series A Preferred Stock, so that preference would have to be given to the latter series in the event of dividends, liquidation, dissolution or winding up of the Company or redemptions.

COMMON STOCK PURCHASE WARRANT

          The Warrant, as initially issued pursuant to the Agreement, may not be exercised until February 7, 1997 and thereafter may be exercised from time to time until its expiration date of August 6, 1999 for 1,500,000 shares of the Common Stock at $.75 per share. On November 29, 1996, the Board of Directors of the Company authorized the Selling Shareholder to exercise the Warrant as to 500,000 shares of the Common Stock at $.25 per share. The expiration date of the Warrant may be extended, and the exercise price may be reduced, by the Board of Directors of the Company.

         Provision is made in the Warrant for adjustment of the price and number of shares of the Common Stock issuable upon exercise in order to protect the holder thereof against dilution in the event of stock splits, reclassifications, reorganizations, consolidations, mergers or stock dividends.


                      OFFICER AND DIRECTOR INDEMNIFICATION

         Article VI of the Articles of Incorporation of the Company provides for indemnification of persons (including directors and officers) to the fullest extent provided by the BCA. Section 14A:3-5 of the BCA permits a corporation to indemnify a corporate agent (i.e., a director, officer, employee or agent) against his or her expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his or her being or having been such a corporate agent, other than a proceeding by or in the right of the corporation, if such corporate agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his or her conduct was unlawful. Section 14A:3-5 of the BCA permits similar indemnification in a proceeding by or in the right of the corporation, but only if approved by a specified court. In addition, Section 14A:3-5 of the BCA also provides for the procedures to secure indemnification, advancement of expenses and the obtaining of insurance by the corporation.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered, the

Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is contrary to public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for the Company by Gold & Wachtel, LLP, 110 East 59th Street, New York, New York 10022. Gold & Wachtel, LLP, as partial payments due to the firm from the Company for legal services rendered to CLP, received from the Company (a), in March, 1992, 18,750 shares of the Common Stock in lieu of $70,000 due to the firm; (b), in April, 1994, 60,000 shares of the Common Stock in lieu of $60,000 due to the firm; (c ), in November 1994, 100,000 shares of Common Stock and the November 1 Warrant to purchase (as of November 29, 1996) 133,915 shares of the Common Stock at $1.12 per share in lieu of $207,157 due to the firm; and (d), in November 1996, 206,991 shares of the Common Stock in lieu of $206,991 due to the firm. Gold and Wachtel, LLP is offering, pursuant to this Prospectus as a Selling Shareholder the 133,915 shares to be received upon the exercise of the November 1 Warrant. See "The Selling Shareholder."

                                     EXPERTS

         The consolidated financial statements of the Company at May 31, 1996 and for the two years ended May 31, 1996 included in the Company's Form 10-KSB, which is incorporated hereby by reference, have been audited by BDO Seidman, LLP, independent auditors, and such financial statements and report are incorporated by reference herein in reliance upon the authority of such firm as experts in accounting and auditing.

No dealer, salesman or other person has been authorized to give any information or to make any representation other than those contained in this Prospectus, and, if given or made, such information must not be relied on as having. been authorized by the Company. This Prospectus does not constitute an offer of any securities other than those to which it specifically relates, or a solicitation of an offer to buy from any person in any jurisdiction in which such offer or solicitation is unlawful. The delivery of this Prospectus at any time does not imply the information herein is correct as of any time subsequent to this date.



                                TABLE OF CONTENTS

                                                  Page

        Available Information ..............        2
        Incorporation of Certain
          Documents by Reference
        The Company ........................        3
        Risk Factors .......................        4
        Material Changes ...................       11
        Use of Proceeds ....................       11
        Plan of Distribution ...............       11
        The Selling Shareholder ............       12
        Description of Securities ..........       15
        Officer and Director Indemnification       18
        Legal Matters ......................       19
        Experts ............................       19


 CREATIVE LEARNING PRODUCTS, INC.
 1,500,000 Shares of Common Stock Offered by the Selling Shareholder issuable upon Exercise of a Warrant








                                   PROSPECTUS

                                December 30, 1996

CREATIVE LEARNING PRODUCTS, INC.
150 MORRIS AVENUE
Springfield, NEW JERSEY 07081
201) 467-0266

                                     PART II


INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference


         The Registrant's Annual Report on Form 10-KSB for the fiscal year ended May 31, 1996 and its quarterly report on Form 10-QSB for the quarter ended August 31, 1996 are each incorporated by reference in this Registration Statement and made a part hereof. There is also incorporated herein by reference hereto and made a part hereof the Registrant's Registration Statement on Form 8A dated April 25, 1989 and all other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by the Prospectus have been sold or which deregisters all securities then remaining unsold. Such documents shall be deemed to be incorporated by this reference and to be made a part hereof from the date of filing of such documents. In addition, the audited consolidated financial statements of the Registrant to be included in subsequently filed documents will be incorporated herein in reliance upon the reports of BDO Seidman, LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firms as experts in accounting and auditing.


  Item 4.  Description of Securities

         Not applicable.

  Item 5.  Interests of Named Experts and Counsel

         The consolidated financial statements at May 31, 1996 and for the two years ended May 31, 1996 of the Registrant appearing in the Registrant's Annual Report on Form 10-KSB for the fiscal year ended May 31, 1996 have been audited by BDO Seidman, LLP, independent auditors, as set forth in such firm's report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein in reliance on the report of BDO Seidman, LLP pertaining to such financial statements given on the authority of such firm as experts in accounting and auditing.

         The validity of the securities offered hereby will be passed upon for the Company by Gold & Wachtel, LLP, 110 East 59th Street, New York, new York 10022. Gold & Wachtel, LLP, as partial payments due to the firm from the Company for legal services rendered to CLP, received from the Company (a), in March, 1992, 18,750 shares of the Common Stock in lieu of $70,000 due to the firm; (b), in April, 1994, 60,000 shares of the Common Stock in lieu of $60,000 due to the firm; (c ), in November 1994, 100,000 shares of Common Stock and the November 1, Warrant to purchase (as of November 29, 1996) 133,915 shares of the Common Stock at $1.12 per share in lieu of $207,157 due to the firm; and (d), in November 1996 206,991 shares of the Common Stock in lieu of $206,991 due to the firm. Gold and Wachtel, LLP is offering, pursuant to this Prospectus as a Selling Shareholder the 133,915 shares to be received upon the exercise of the November 1 Warrant. See "The Selling Shareholder".

Item 6.Indemnification of Directors and Officers

       Article VI of the Articles of Incorporation of the Registrant provides indemnification of persons including directors and officers of the Registrant to the fullest extent permitted by the Business Corporation Act of the State of New Jersey (the "BCA").

       Section 14A:3-5(2) of the BCA empowers a corporation to indemnify a corporate agent (which term includes a director or officer) against his or her expenses and liabilities in connection with any proceeding involving the corporate agent, other than a proceeding by, or in the right of, the corporation, if such corporate agent acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to a criminal proceeding, such agent has no cause to believe his or her conduct was unlawful. Subsection 14A:3-5(3) of the BCA provides for similar indemnification of a corporate agent in a proceeding by, or in the right of, the corporation, but requires court approval of the actual indemnification. Subsections 14A:3-5(5) through Subsection 14A:3(5)(12) of the BCA further define the procedures relating to indemnification.

        See the last undertaking in Item 17 to this Registration Statement.

Item 7. Exemption from Registration Claimed

        Not applicable.

Item 8.Exhibits

       All of the following exhibits designated with a footnote reference are incorporated herein by reference to a prior registration statement filed under the Securities Act or a periodic report filed by the Creative Learning Products, Inc. (the "Company") pursuant to Section 13 or 15(d) of the Exchange Act of 1934, as amended. If no footnote reference is made, the exhibit was filed with this Registration Statement on Form S-8. Those marked with an asterisk are being filed with this Amendment to this Registration Statement.

Number    Exhibit
------    -------

3(a) Copy of Articles of Incorporation of the Company as initially filed on August 31, 1988. (1)

3(a)(1) Copy of Amendment to Articles of Incorporation filed on December 30, 1988. (1)

3(a)(2) Copy of Amendment to Articles of Incorporation filed on September 12, 1991. (2)

3(a)(3) Copy of Certificate of Designations and Preferences of the Series A Preferred Stock filed on September 12, 1991. (2)

3(a)(4) Copy of Amendment to Certificate of Incorporation filed on May 22, 1992. (2)

3(a)(5) Copy of Amendment to Certificate of Incorporation filed on June 23, 1992. (2)

3(a)(6) Copy of Amendment to Certificate of Incorporation filed on August 25, 1993. (2)

3(a)(7) Copy of Amendment to Certificate of Incorporation filed on January 26, 1994. (3)

3(a)(8) Copy of Certificate of Designations and Preferences of the Series B Preferred Stock filed on August 12, 1994. (4)

3(a)(9) Copy of Amendment to Certificate of Designations and Preferences of the Series B Preferred Stock filed on February 14, 1995. (6)

3(b) Copy of Amended and Restated By-Laws as adopted by shareholders on January 12, 1994. (3)

4(a) Specimen of Common Stock certificate after one-for-four reverse stock split effective January 24, 1994. (3)

Number            Exhibit
------            -------

4(b) Copy of Employment Agreement dated as of September 25, 1995 between the Company and Peter J. Jegou.

4(c) Copy of Common Stock Purchase Warrant expiring August 6, 1999 issued by the Company to Peter J. Jegou.

5                 Opinion of Gold & Wachtel, LLP.

10(a) Form of Common Stock Purchase Warrant issued in connection with February 1992 private placement. (4)

10(b) Form of Common Stock Purchase Warrant expiring April 29, 1998 issued by the Company. (2)

                  The Company's Common Stock Purchase Warrant expiring July 20, 1995, July 20, 1997 March 5, 1998, March 7, 1998, May 26,
                  1998, October 27, 1998, January 7, 1999, November 1, 1999,
                  November 6, 1999, July 20, 2000, September 28, 2000, October 12, 2000, October 18, 2000, December 26, 2000, February 20,
                  2001, March 27, 2001, April 29, 2001 and May 6, 2001 are
                  substantially identical to the form of Common Stock Purchase Warrant filed (by incorporation by reference) as to the form of Common Stock Purchase Warrant filed as Exhibit 10(b) hereto except as to the name of the holder, the expiration date and the exercise price and, accordingly, pursuant to Instruction 2 to Item 601 of Regulation S-K under the Securities Act are not Individually filed.

10(c) Form of Common Stock Purchase Warrant of the Company expiring April 30, 1995. (2)

                  The Company's Common Stock Purchase Warrant expiring
                  January 24, 1999, April 15, 1999, April 16, 1999, August 6,
                  1999, September 18, 1999, November 29, 1999, December 5, 1999,
                  January 2, 2000, March 15, 2000, September 11, 2000, May 23,
                  2001 and October 25, 2001 are substantially identical to the form of Common Stock Purchase Warrant filed as Exhibit 10(c) hereto except as to the name of the holder, the expiration date and the exercise price and, accordingly, pursuant to Instruction 2 to Item 601 of Regulation S-K under the Securities Act are not individually filed.

Number            Exhibit
------            -------

10(d) Copy of Option expiring May 18, 1999 issued by the Company to Peter J. Jegou. (4)

                  The Company's Options expiring June 8, 1999, June 12, 1999, November 6, 1999 and July 6, 2000 are substantially identical to the form of Option filed (by incorporation by reference) as
                  Exhibit 10(d) hereto except as to the name of the holder, the expiration date and the exercise price and, accordingly, pursuant to Instruction 2 to Item 601 of Regulation S-K under the Securities Act are not individually filed.


23(a) Consent of Gold & Wachtel, LLP is included in its opinion filed as Exhibit 5.

*23(a)(i)         Consent of Gold & Wachtel, LLP to Reoffering Prospectus.

*23(b)            Consent of BDO Seidman, LLP.


------------------

(1) Filed as an exhibit to the Company's Registration Statement on Form S-18, File No. 33-27027, and incorporated herein by this reference.

(2) Filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended May 31, 1993 and incorporated herein by this reference.

(3) Filed as an exhibit to the Company's Quarterly Report on Form 10-QSB for the quarter ended February 28, 1994 and incorporated herein by this reference.

(4) Filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended May 31, 1994 and incorporated herein by this reference.

(5) Filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A for the quarter ended February 28, 1995 and incorporated herein by this reference.

(6) Filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended May 31, 1995 and incorporated herein by this reference.


Item 9.  Undertakings

         The undersigned small business issuer hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

             (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post- effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in the Registration Statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

             In accordance with the requirements of the Securities Act of 1933, the small business issuer certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and authorized this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Springfield, State of New Jersey, on December 30, 1996.

                                   CREATIVE LEARNING PRODUCTS, INC.
                                        (small business issuer)


                                   By: /s/ Peter J. Jegou
                                       ---------------------------------
                                           Peter J. Jegou
                                           Chairman and President and
                                           Chief Executive Officer


             In accordance with the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on December 30, 1996.

Signature                                                             Title
---------                                                             -----
/s/ Peter J. Jegou                                            Chairman of the Board,  President and
----------------------------                                  Chief Executive Officer (Principal
Peter J. Jegou                                                Executive Officer) and a director





/s/ Walter J. Krzanowski                                      Treasurer, Chief Financial Officer and
----------------------------                                  Chief Accounting Officer (Principal
Walter J. Krzanowski                                          Financial and Accounting Officer)



/s/ Carol A. Kulina-Jegou                                     Director
----------------------------
Carol A. Kulina-Jegou

                                  EXHIBIT INDEX


                        CREATIVE LEARNING PRODUCTS, INC.
             POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION
          STATEMENT EXHIBITS FILED WITH POST EFFECTIVE AMENDMENT NO. 1
                       TO FORM S-8 REGISTRATION STATEMENT



                                                                          Page
Number    Exhibits                                                       Number
------    --------                                                       ------

23(a)(i)  Consent of Gold & Wachtel, LLP                                  E-1

23(b)     Consent of BDO Seidman, LLP                                     E-2
